Exhibit 10(f)(1)

FIRST AMENDED AND RESTATED MASTER AGREEMENT

This First Amended and Restated Master Agreement (this “Agreement”) is made and entered into as of the 12th day of September, 2002, by and among Redwood Energy Production, L.P., a Texas limited partnership (“Redwood”), Gateway Processing Company, a Texas corporation (“Gateway”), and Hanover Compression Limited Partnership, a Delaware limited partnership (“Hanover”).  Redwood, Gateway, and Hanover are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, Redwood acquired an undivided ninety-five and three-tenths percent (95.3%) working interest (pending the release from escrow of the record title Assignment as set forth in that Purchase and Sale Agreement dated December 29, 2000 between Redwood and Panther Rodessa, L.P., et al.) in and to the oil and gas leases described therein insofar and only insofar as said oil and gas leases cover and include the right to produce gas from the Rodessa/Sligo Interval (hereafter defined); and

WHEREAS, Exhibit A-1 attached hereto has been amended from that attached to the original Master Agreement (hereafter defined) and sets forth the oil and gas leases currently held by Redwood in the Madisonville Rodessa Field in Madison County, Texas (the “MRF”) within the AMI (hereinafter defined), insofar and only insofar as said oil and gas leases cover and include the right to produce gas from the Rodessa/Sligo Interval (hereafter defined); and

WHEREAS, as of the date of this Agreement, Redwood’s oil and gas leases in the MRF lie within the interpreted field outline as shown on Exhibit A-2 attached to the Master Agreement; and

WHEREAS, Redwood is the operator of the oil and gas leases in the MRF; and

WHEREAS, Gateway desires to purchase the gas owned or controlled by Redwood and produced from the Rodessa/Sligo Interval in the AMI; and

WHEREAS, Gateway desires to have Hanover treat the gas to remove Acid Gas and other impurities to make the gas marketable, deliver the Acid Gas to Redwood, and deliver the pipeline quality gas to Gateway; and

WHEREAS, the Parties have previously entered into that Master Agreement and the Ancillary Agreements (hereafter defined) dated as of June 15, 2001 in connection with operations in the MRF, and the Parties desire to enter into this Agreement in order to amend and restate the Master Agreement in its entirety and ratify and amend in certain respects certain of the Ancillary Agreements;

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I.

Definitions

For purposes of this Agreement, the following terms and phrases shall have the following meanings (other defined terms may be found elsewhere in this Agreement):

“Acid Gas” means carbon dioxide and hydrogen sulfide removed by the amine treater at the Treatment Plant from gas produced from wells in the AMI in accordance with the Treating Agreement and disposed of in the Injection Well.

“Affiliate” means (a) any Person that, directly or indirectly, through one or more other Persons, controls, is controlled by or is under common control with the Person specified and (b) with respect to any Person (i) the securities of which are not publicly traded and (ii) that has no ultimate parent the securities of which are publicly traded, any executive officer of the Person specified and any Person controlled by one or more executive officers of the Person specified.  For the purpose of this definition of Affiliate, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract or agency or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Agreements” means the Gas Purchase Agreement, the Transportation Agreement, the Treating Agreement, and the Escrow Agreement.

“Area of Mutual Interest” or “AMI” means the area outlined on Exhibit A, including, without limitation, the lands covered by the leases described in Exhibit A-1 and such other lands covered by leases or other interests that Redwood may obtain during the term of this Agreement within the AMI.  If any lease or other interest acquired by Redwood lies partially within and partially outside of the AMI, the entire interest shall be considered as being situated within the AMI, and the AMI shall be revised to accord with any such change.

“Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of Texas, and on which banks are open for business in Houston, Texas.

“Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including, without limitation, attorneys’ fees and costs of litigation), whether known or unknown, including environmental and non-environmental claims.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” has the meaning set forth in Section 2.1.

“Contract Year” means the twelve (12) month period beginning the first day of the month following the date of initial deliveries of gas under this Agreement, and each subsequent twelve (12) month period thereafter; provided that the first Contract Year shall include the period from the date of initial deliveries of gas until the first day of the following month.

“Electricity Cost Reimbursement” has the meaning set forth in Section 6.1.

“Escrow Agreement” means the amended Escrow Agreement to be entered into by the Parties as described in Section 5.1.

“Excess Gas” means those proved reserves of gas owned or controlled by Redwood from the Rodessa/Sligo Interval in the MRF which are in excess of those proved reserves of gas required to support production of eighteen million cubic feet of gas per day (18,000 Mcf/d) during each of the Contract Years remaining under the Initial Term of this Agreement.

“Exhibits” mean the following exhibits which are attached to the Master Agreement and, as amended hereby, herein incorporated by reference for all purposes:

Exhibit A—Area of Mutual Interest

Exhibit A-1—Oil and Gas Leases

Exhibit A-2—Land Map with Interpreted Field Outline

Exhibit B—Ruby Magness Well No. 1

Exhibit C—Gas Purchase Agreement

Exhibit D—Treating Agreement

Exhibit E—Transportation Agreement

Exhibit F—Ryder Scott Reserve Report

“Force Majeure” has the meaning set forth in Section 9.1 below.

“Gas Purchase Agreement” means the Gas Purchase Agreement between Gateway and Redwood in the form attached to the Master Agreement as Exhibit C, as the same has been amended hereby.

“Governmental Authority” means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including, without limitation, any tribal authority having jurisdiction.

“Initial Term” has the meaning set forth in Section 5.2 below.

“Initial Well Report” means that report furnished by Redwood to Gateway and Hanover with respect to gas production volumes, reserves, and composition from the Ruby Magness Well No. 1.

“Injection Well” means the disposal well to be permitted and drilled, recompleted, or purchased as set forth in Section 3.2 below.

“Laws” means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including, without limitation, environmental laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Minimum Payment” has the meaning set forth in Section 6.3 below.

“MRF” has the meaning set forth in the Recitals above.

“Party” and/or “Parties” has the meaning set forth in the introductory paragraph.

“Person” means an individual, group, partnership, limited liability company, corporation, trust or other entity.

“Phase I” has the meaning set forth in Article III.

“Phase II” has the meaning set forth in Article IV.

“Plant Location” means the site of the Treatment Plant.

“Reserve Report” means that report entitled Estimated Future Reserves and Income Attributable to Certain Leasehold Interests by Ryder Scott Company, Petroleum Consultants covering the MRF dated December 31, 2000 attached to the Master Agreement as Exhibit F.

“Rodessa/Sligo Interval” means the stratigraphic equivalent of those sands, zones, and horizons occurring below the surface of the earth encountered between the depths of 11,427 feet and 12,378 feet (electric log measurements) in the Ruby Magness Well No. 1 located in the Amy Boatwright Survey, A-7, Madison County, Texas.

“Schedules” mean the following schedules which are attached hereto and herein incorporated by reference for all purposes:

Schedule I—Initial Well Report

Schedule II—Acid Gas Disposal Permit

Schedule III—Throughput Fee Agreement

“Supplemental Reserve Report” has the meaning set forth in Section 4.1 and 4.4.

“Third Party” means any Person other than the Parties and their respective Affiliates, including any Governmental Authority.

“Throughput Fee Agreement” means that Throughput Fee Agreement between Hanover, Redwood, and Jeffrey A Farris, Jr. and Kathryn Sue Farris attached hereto as Schedule III.

“Transportation Agreement” means the Transportation Agreement between Gateway and its Affiliate in the form attached to the Master Agreement as Exhibit E.

“Treating Agreement” means the Treating Agreement between Hanover and Gateway in the form attached to the Master Agreement as Exhibit D, as amended as of January 23, 2002.

“Treatment Plant” means the Gas Treatment Plant to be designed and installed by Hanover, all as more particularly set forth in the Treating Agreement.

ARTICLE II.

Closing and Execution of Instruments; Ratification

2.1  Closing.  The closing of the transactions contemplated hereunder (the “Closing”) shall be at 10:00 a.m. on September       , 2002.  At the Closing the Parties  (or their Affiliates, as applicable) shall execute and deliver all of the instruments to be executed in connection herewith.

2.2  Further Assurances.  From time to time after the Closing, upon reasonable request by any other Party, each Party agrees to execute and deliver such additional documents as the requesting Party may reasonably require to accomplish the purposes of this Agreement.

2.3  Ratification of Ancillary Agreements.  To the extent each Party is a signatory to the Ancillary Agreements, each such Party does hereby RATIFY, ADOPT, and APPROVE each of the Ancillary Agreements, as same may be amended hereby.

ARTICLE III.

Phase I Initial Development Program

The actions conducted by the Parties pursuant to this ARTICLE III shall be referred to as “Phase I.”

3.1  Ruby Magness Well No. 1.  Redwood has performed, or caused to be performed, remedial work on the Ruby Magness Well No. 1, conducted an evaluation to confirm the production rates and reserves indicated in the Reserve Report, and provided a current gas composition analysis to confirm assumptions regarding gas quality used for sizing major equipment to be installed at the Treatment Plant. Redwood has furnished the other Parties with the Initial Well Report, as set forth on Schedule I attached hereto, indicating the results of the evaluation and analysis.  The Initial Well Report substantially confirms the production rates and reserves indicated in the Reserve Report, and substantially confirms the assumptions regarding gas quality used for sizing major equipment to be installed at the Treatment Plant (hereinafter an “Acceptable Initial Well Report”), and Redwood has successfully acquired a permit from the applicable Governmental Authority to dispose of Acid Gas into the planned Injection Well as set forth in Schedule II attached hereto.  As a result of Redwood’s efforts, the Parties are obligated to perform the Phase I obligations as set forth herein.

3.2  Injection Well.  Hanover has leased the Plant Location, and Redwood has acquired a surface and bottomhole location and associated injection rights for Redwood’s Injection Well, together with appropriate easements for ingress and egress to and from the surface locations.  Hanover shall pay for Redwood’s reasonable attorneys’ fees associated with the negotiation and acquisition of the Injection Well location.  Hanover shall pay all taxes assessed against or attributable to the land comprising the Plant Location, and all taxes assessed against or attributable to Hanover’s improvements, fixtures, furnishings, equipment, and other personal property on the Plant Location.  Redwood shall pay all taxes assessed against or attributable to the land comprising the Injection Well location, and all taxes assessed against or attributable to Redwood’s improvements, fixtures, furnishings, equipment, and other personal property on the Injection Well location.  Gateway shall pay all taxes assessed against or attributable to its improvements, fixtures, furnishings, equipment, and other personal property within the AMI.  Redwood shall use its reasonable efforts to obtain a permit from the applicable Governmental Authority to drill the Injection Well which shall be adequately sized for both Phase I and Phase II estimated volumes of Acid Gas.  Redwood shall notify the other Parties upon its receipt of the Injection Well permit, and shall, on or before October 15, 2002, use reasonable efforts to commence, or cause to be commenced, drilling operations on the Injection Well at its sole cost, risk, and expense, subject only to events of Force Majeure and compliance with applicable Laws (including possible legal interference from certain surface or mineral owners).  Hanover shall undertake preliminary site preparation and dirt work at the Plant Location contemporaneously with Redwood moving the Injection Well drilling rig onto the Injection Well location.  The Injection Well shall be drilled, completed , and tested in a prudent manner and in accordance with oil and gas industry standards and applicable Laws.  The Injection Well shall have sufficient capacity to dispose of all volumes of Acid Gas removed at the Treatment Plant from reserves owned or controlled by Redwood and produced from the Rodessa/Sligo Interval in the MRF.

3.3  Hanover’s Drilling of Injection Well.  If, as of October 15, 2002, Redwood has not yet commenced and diligently prosecuted the drilling of the Injection Well, after notice to Redwood Hanover or its assigns may, but is not obligated to, undertake the drilling thereof on Redwood’s behalf, provided that Redwood and Gateway hereby give their irrevocable consent to the assignment by Hanover as contemplated above. Hanover may, in its sole discretion, use a third party contract operator, or select Redwood to serve as contract operator to drill, or cause to be drilled, the Injection Well at Hanover’s sole cost and expense.  Hanover shall drill, complete, equip, and operate or cause its contract operator to drill, complete, equip, and operate, the Injection Well as a reasonable prudent operator and in accordance with all Laws and Governmental Authority having jurisdiction.  Hanover shall thereafter be entitled to receive from all of the Wellhead Revenue (as such term is used in the Gas Purchase Agreement) attributable to Redwood’s interest in any well within the AMI an amount equal to two hundred fifty percent (250%) of all of Hanover’s direct costs and expenses incurred in drilling and completing the Injection Well, and two hundred fifty percent (250%) of all equipment and one hundred percent (100%) of lease operating costs associated therewith (including, without limitation, that portion of the Minimum Payment attributable to Redwood’s interest, but not any portion thereof payable as landowner’s royalty, or by virtue of any net profits or other interest burdening the interest of Redwood in effect and filed in the Official Records of Madison County, Texas as of the date hereof).  On the first day of the month after the month that Hanover has received such amounts, Redwood’s right to receive all of the proceeds from the sale of gas subject to the Gas Purchase Agreement attributable to Redwood’s interest in any well within the AMI title shall ipso facto revert to and revest in Redwood.

3.4  Construction of Treatment Plant.  Hanover has commenced, or caused to be commenced, the fabrication of the facilities to be installed at the Treatment Plant.  The Treatment Plant has been designed in accordance with the specifications set forth in the Treating Agreement with an initial capacity sufficient to treat and bring up to pipeline quality specifications eighteen million cubic feet of gas per day (18,000 Mcf/d), assuming that the composition of said gas substantially conforms to the gas quality set forth in the Acceptable Initial Well Report.  Hanover agrees that, during Phase I, if Redwood can produce and Gateway can gather a quantity of gas in excess of eighteen million cubic feet of gas per day (18,000 Mcf/d), Hanover shall use its reasonable commercial efforts, subject to prudent operations and operational constraints of the installed capacity of the Treatment Plant to treat and bring up to pipeline quality specifications such additional volumes without an increase in the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee, as appropriate.  Hanover will not be required to install the facilities at the Plant Location prior to the Injection Well being tested to the extent reasonably necessary to demonstrate that it will be able to dispose of the projected volumes of Acid Gas.  Subject to the aforesaid and events of Force Majeure, Hanover shall use its reasonable commercial efforts to install the Treatment Plant and make the same operational on or before one hundred eighty (180) days from the date of a successful Injection Well disposal test.  Subject only to events of Force Majeure, Hanover shall install the Treatment Plant and make same operational on or before two hundred forty (240) days from the date of a successful Injection Well disposal test.  Throughout the Treatment Plant construction and installation phase hereunder, Hanover shall provide the other Parties with monthly status reports with respect to the Treatment Plant including an estimated start-up date.  Hanover will construct the Acid Gas disposal line from the Treatment Plant to the boundary of the Plant Location, and Gateway will construct the Acid Gas disposal line from the boundary of the Plant Location to the Injection Well at the sole cost, risk, and expense of the Party undertaking such disposal line construction; provided, however, if the disposal line exceeds one thousand feet (1,000’), Redwood will reimburse Hanover or Gateway, as appropriate, for the actual direct costs paid by such Party for that portion of the disposal line that exceeds one thousand feet (1,000’).  The Acid Gas disposal line shall have sufficient capacity to transport from the Treatment Plant to the Injection Well for redelivery to Redwood all Acid Gas removed at the Treatment Plant from up to fifty million cubic feet of gas per day (50,000 Mcf/d).  Title to and custody of the Acid Gas will be transferred from Gateway to Redwood at the outlet flange of the Acid Gas disposal line at the Injection Well.  To the extent that Redwood has the right to lay pipelines across any of the lands or leases in the AMI and such right may be assigned, then, if requested by Hanover or Gateway, Redwood shall assign such rights to Hanover or Gateway, as applicable, to assist in the installation of the Acid Gas disposal line, provided that Hanover or Gateway, as applicable, shall reimburse Redwood for all costs and expenses, if any, incurred in any assignment of pipeline right-of-way or similar instrument.  No payment made by Redwood to Hanover or Gateway hereunder shall constitute a release or waiver of Redwood’s audit rights and right to seek reimbursement for any audit exceptions under Section 9.14 below.  Hanover shall also install and maintain at the Treatment Plant, at its sole cost, risk, and expense, a separator, a condensate line, an appropriately-sized water line, and a water tank, and shall bear up to $1,500.00 per month of the costs to truck such water to an appropriate disposal location.  Any costs to dispose of the water in excess of $1,500.00 per month shall be borne by Redwood.  In addition, Redwood shall install and maintain at the Treatment Plant, at its sole cost, risk, and expense, a condensate tank.  REDWOOD SHALL DEFEND, INDEMNIFY, PROTECT, AND HOLD HARMLESS

HANOVER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES, FROM AND AGAINST ALL CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS WITH RESPECT TO DAMAGE TO PROPERTY, INJURY OR DEATH OF ANY PERSON, OR BREACH OR VIOLATION OF ANY ENVIRONMENTAL LAW, ARISING OUT OF, WITH RESPECT TO, OR IN CONNECTION WITH THE CONDENSATE TANK INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING OUT OF, WITH RESPECT TO, OR IN CONNECTION WITH THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF HANOVER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES.

3.5  Construction of the Gathering and Transportation System.  Gateway has commenced, or caused to be commenced, the acquisition of rights-of-way for the gathering and transportation pipelines for gas from the MRF.  The gathering line from the Ruby Magness Well No. 1 to the Treatment Plant will be constructed and operated in accordance with the specifications set forth in the Gas Purchase Agreement, and the transportation system from the tailgate of the Treatment Plant to the TXU Lone Star Gas Company thirty inch (30”) line will be constructed and operated in accordance with the specifications set forth in the Transportation Agreement.  Gateway will not be required to install the gathering line from the Ruby Magness Well No. 1 to the Treatment Plant or the Transportation System prior to the Injection Well being tested to the extent reasonably necessary to demonstrate that it will be able to dispose of the projected volumes of Acid Gas.  Subject to the aforesaid and events of Force Majeure, the gathering and transportation pipelines will be installed and operational not later than thirty (30) days before the estimated start-up date for the Treatment Plant as set forth in Hanover’s latest monthly status report, but in no event earlier than ninety (90) days from the date of a successful Injection Well Test.  If the gathering line from the Ruby Magness Well No. 1 to the Treatment Plant exceeds two thousand feet (2,000’), Redwood will reimburse Gateway for its actual direct costs associated with that portion of the gathering line that exceeds two thousand feet (2,000’).  No payment made by Redwood to Gateway hereunder shall constitute a waiver of Redwood’s audit rights and right to seek reimbursement for any audit exceptions under Section 9.14 below.  To the extent that Redwood has the right to lay pipelines across any of the lands or leases in the AMI and such right may be assigned, then, if requested by Gateway, Redwood shall assign such rights to Gateway to assist in the installation of the gathering and transportation pipelines, provided that Gateway shall reimburse Redwood for all costs and expenses, if any, incurred in any assignment of pipeline right-of-way or similar instrument.

3.6  Redwood Grant of Security Interest to Hanover.  Promptly upon the request of Hanover, Redwood shall execute a deed of trust and appropriate financing statements, in form and substance reasonably acceptable to Redwood, granting to Hanover a security interest in and to all of Redwood’s leasehold interests in the AMI to secure payments of the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee (as such terms are used in the Gas Purchase Agreement), as appropriate, in the amount of the lesser of (i) Four Million Five Hundred Thousand Dollars ($4,500,000), or (ii) Hanover’s actual sunk capital costs for site preparation, electrical supply installation, and installation of the Treatment Plant.  If, at any time, Redwood acquires debt financing in connection with the Madisonville Field, promptly upon the request of Redwood, Hanover shall subordinate its liens and security interests to any lender to Redwood by a subordination agreement, an inter-creditor agreement, or such other instruments in form and substance reasonably acceptable to Redwood and its lender.  If, prior to payment in full of the secured amount stated above, Redwood sells all or a portion of its interest to a Third Party equity investor, Hanover shall promptly execute a partial release of its liens and security interests over that portion of Redwood’s interest acquired by the Third Party equity investor; provided, however, in any event prior to its receipt of payment in full of the secured amount, Hanover shall be entitled to retain its security interests and liens over the greater of (i) an undivided forty percent (40%) of Redwood’s current interest, or (ii) the interest retained by Redwood.

ARTICLE IV.

Phase II Development Program

The actions conducted by the Parties pursuant to this ARTICLE IV shall be referred to as “Phase II.”

4.1  Supplemental Reserve Report.  Redwood may elect at its sole discretion to drill, or cause to be drilled, one (1) or more additional wells in the MRF.  Upon the successful completion of any such additional well in the MRF, Redwood shall have Ryder Scott Company prepare a Supplemental Reserve Report, and shall promptly furnish the other Parties with a copy of same.  The Supplemental Reserve Report will show the expected annual gas production by Contract Year based on proved reserves attributable to Redwood’s interest in the Rodessa/Sligo Interval in the MRF assuming treating equipment of the same size as described in Exhibit B to the Treating Agreement.

4.2  Additional Treating Facilities / Preferential Right.  If the Supplemental Reserve Report indicates that Redwood can produce more than 18,000 Mcf per day, on average, during each Contract Year through the end of the seventh (7th) Contract Year, then Hanover and Gateway shall commence negotiations to amend the Treating Agreement for Hanover to install and operate additional facilities at the Treatment Plant. Any such amendment shall be submitted to Redwood for its approval within sixty (60) days from the receipt by Hanover and Gateway of the Supplemental Reserve Report. If within sixty (60) Business Days of its receipt of the proposed Treating Agreement amendment Redwood fails or refuses in its sole discretion to approve the amendment, it may elect to install and operate, or negotiate with a Third Party to install and operate, additional treating equipment to handle the volumes of Excess Gas.  Redwood’s failure to notify the other Parties in a timely manner shall be deemed an election not to approve the amendment.  Once Redwood has prepared or received the specifications, construction schedule, and pricing information with respect to the installation and operation of the additional treating facilities, it shall provide same to Hanover.  Within thirty (30) Business Days of receipt of such specifications and pricing information, Hanover shall notify Redwood whether it elects to match such specifications, construction schedule, and pricing.  Hanover’s failure to notify Redwood in a timely manner shall be deemed an election not to match such specifications, construction schedule, and pricing.  If Hanover elects to install and operate the additional facilities, Hanover and Gateway shall amend the Treating Agreement to reflect the specifications, construction schedule, and pricing information provided by Redwood.  If Hanover fails or refuses to notify Redwood in a timely manner of its election to install and operate the additional treating facilities in accordance with Redwood’s specifications, construction schedule, and pricing, or elects not to install and operate the additional facilities (i) Gateway and Redwood will amend the Gas Purchase Agreement to release all volumes of Excess Gas, and (ii) the

Excess Gas shall be committed and dedicated to a transportation agreement with terms and conditions substantially identical to the Transportation Agreement except that Redwood will be Shipper in lieu of Gateway.

4.3  Gathering System for Additional Wells.  Upon notification by Redwood of its successful completion of any additional well or wells in the AMI, Gateway shall commence, or cause to be commenced, the construction of a gathering line(s) from the additional well(s) to the Ruby Magness Well No. 1 (or any other additional well), or the Treatment Plant (or Redwood’s or a Third Party’s treating facilities, as the case may be), the actual location and route of the gathering line(s) to be determined at Gateway’s sole discretion, after reasonable consultation with Redwood.  Any such additional gathering line(s) shall be constructed and operated in accordance with the specifications set forth in that Gas Purchase Agreement.  Gateway will build any additional gathering line(s) at its sole cost, risk, and expense; provided, however, with respect to each additional well, to the extent that the gathering line (whether between wells or between the well and the applicable treating facilities) exceeds five thousand feet (5,000’), Redwood will reimburse Gateway for its actual direct costs associated with that portion of the gathering line which exceeds five thousand feet (5,000’).  To the extent that Redwood has the right to lay pipelines across any of the lands or leases in the AMI and such right may be assigned, then, if requested by Gateway, Redwood shall assign such rights to Gateway to assist in the installation of the gathering and transportation pipelines, provided that Gateway shall reimburse Redwood for all costs and expenses, if any, incurred in any assignment of pipeline right-of-way or similar instrument.  No payment made by Redwood to Gateway hereunder shall constitute a release or waiver of Redwood’s audit rights and right to seek reimbursement for any audit exceptions under Section 9.14 below.

4.4  Treating Facilities for Non-Rodessa/Sligo Interval Gas.  If Redwood completes a well which is capable of producing gas from any formation or horizon in the AMI other than the Rodessa/Sligo Interval, then Redwood shall have Ryder Scott Company prepare a Supplemental Reserve Report, and shall promptly furnish the other Parties with a copy of same and a gas analysis.  The Supplemental Reserve Report will show the expected annual gas production by Contract Year based on proved reserves attributable to Redwood’s interest.  Promptly after receipt of the Supplemental Reserve Report, Hanover and Gateway shall commence negotiations to amend the Treating Agreement for Hanover to install and operate additional facilities at the Treatment Plant for the non-Rodessa/Sligo Interval gas.  Any such amendment shall be submitted to Redwood for its approval within sixty (60) days from the receipt by Hanover and Gateway of the Supplemental Reserve Report.  If within sixty (60) Business Days of its receipt of the proposed Treating Agreement amendment Redwood fails or refuses in its sole discretion to approve the amendment, it may elect to install and operate, or negotiate with a Third Party to install and operate, additional treating equipment to handle the volumes of non-Rodessa/Sligo Interval gas.  Redwood’s failure to notify the other Parties in a timely manner shall be deemed an election not to approve the amendment.  Once Redwood has prepared or received the specifications, construction schedule, and pricing information with respect to the installation and operation of the additional treating facilities, its shall provide same to Hanover.  Within thirty (30) Business Days of receipt of such specifications and pricing information, Hanover shall notify Redwood whether it elects to match such specifications, construction schedule, and pricing.  Hanover’s failure to notify Redwood in a timely manner shall be deemed an election not to match such specifications, construction schedule, and pricing.  If Hanover elects to install and operate the additional facilities, Hanover and Gateway shall amend the Treating Agreement to reflect the specifications, construction schedule, and pricing information provided by Redwood.  If Hanover fails or refuses to notify Redwood in a timely manner of its election to install and operate the additional treating facilities in accordance with Redwood’s specifications, construction schedule, and pricing, or elects not to install and operate the additional facilities the non-Rodessa/Sligo Interval gas shall be committed and dedicated to a transportation agreement with terms and conditions substantially identical to the Transportation Agreement except that Redwood will be Shipper in lieu of Gateway.

4.5  Preferential Right to Acquire Treatment Plant.  If at any time during the Term hereof, Hanover enters into an agreement or agreements with one or more Third Parties so that Hanover shall have sold over fifty percent (50%) of the Treatment Plant in one (1) or more transactions, it shall promptly provide written notice to Redwood and furnish Redwood with full information concerning the pending sale including the identity of the proposed purchaser, the purchase price, and all other material terms of the offer; provided that the provision of Section 9.4 shall not apply to any such sale by Hanover.  Redwood shall have an optional prior right for a period of ten (10) Business Days from receipt of Hanover’s notice of the sale, to purchase on the same terms and conditions the interest that Hanover proposes to sell.  If the sale of the Treatment Plant is part of a larger transaction, Hanover shall provide Redwood with a reasonable allocation of that portion of the purchase price relating to the Treatment Plant.  Redwood shall have no preferential purchase right in any case where Hanover enters into a financing transaction involving the Treatment Plant, or in any stock or partnership interest sale which results in a change in control of the entity that owns the Treatment Plant.

ARTICLE V.

Amended Escrow Agreement / Term / Limited Recourse / Third Party Treating

5.1  Amendment of Escrow Agreement.  Reference is made to that form of Escrow Agreement entered into by Hanover and Redwood as of June 15, 2001.  The Parties desire to amend the Escrow Agreement in several respects as set forth herein.  Each of the Parties, including Gateway, shall execute the amended Escrow Agreement as a party thereto.  Any disputes or disagreements concerning the form of the amended Escrow Agreement or the Escrow Agent shall be resolved in accordance with Article VIII hereto.  The Escrow Agent shall be a national bank or major financial institution reasonably acceptable to the Parties.  The Escrow Agent will (i) receive into the Escrow Account all proceeds derived from the sale of MMBtus Delivered (as used in the Gas Purchase Agreement) owned or controlled by Redwood from the Rodessa/Sligo Interval in the AMI in each month and sold to Gateway, and (ii) remit first, to Hanover and to Gateway their respective shares of the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee, as applicable, less any royalty amount owed by virtue of the Floating Monthly Treating Fee under Section 6.2 below; second, to Hanover the Electricity Cost Reimbursement, if applicable; third, to Jeffrey A. and Kathryn Sue Farris the Throughput Fee under the Throughput Fee Agreement; and fourth, to Redwood all remaining proceeds after payment of the prior items.  Redwood shall bear all of the Escrow Agent’s fees and expenses arising under or with respect to the Escrow Agreement.  Notwithstanding the foregoing, the Parties agree that (i) all amounts to be received by Hanover pursuant to the provisions of any borehole farmout under Section 5.6 below shall be paid directly to Hanover and shall not be paid into the Escrow Account, and (ii) all Third Party treating revenues derived under Section 5.4 below shall be paid directly to Hanover and subsequently disbursed as set forth therein, and shall not be paid into the Escrow Account.  Notwithstanding any provision of the Throughput Fee Agreement to the contrary, Hanover and Redwood agree that Redwood is the primary obligor for the Throughput Fee under the Throughput Fee Agreement.  To the extent funds are available, the Throughput Fee shall be paid from the Escrow Account; provided, however, Redwood shall be liable with respect to such payments irrespective of the availability of funds under the Escrow Account.

5.2  Term.  The term of this Agreement and the transactions contemplated hereunder shall be for an initial term of seven (7) Contract Years (the “Initial Term”), and then Contract Year to Contract Year thereafter; provided, however, this Agreement may be cancelled by any Party at the end of the Initial Term or at the end of any Contract Year thereafter by providing the other Parties with prior written notice at least ninety (90) days in advance of the cancellation date.  The Initial Term shall be extended (i) by the duration of any event of Force Majeure under Section 9.1 below, and (ii) for such periods of time in excess of thirty (30) days in any Contract Year that the Treatment Plant, the gathering or transportation system, or Redwood’s well(s) are inoperative or shut-in for repairs, mechanical malfunction, or any other reason whatsoever.

5.3  Limited Recourse.  Gateway and Hanover shall look solely to the proceeds derived from Gateway’s sale of the gas owned or controlled by Redwood produced from the Rodessa/Sligo Interval in the AMI in each month as the source of payment of the corresponding gathering, separating, dehydrating, treating, and transportation fees and expenses incurred in said month with respect to such gas.  Gateway and Hanover acknowledge that neither Redwood nor any of its partners, Affiliates, or any of their directors, officers, employees, or representatives shall have any personal liability or obligation with respect to any payment made or to be made by Redwood to Hanover, Gateway, or any of their Affiliates hereunder, and that the only source for payment of any such gathering, separating, treating, dehydrating, or transportation fees and expenses incurred in any month are the proceeds attributable to the Gateway’s sale of Redwood’s owned or controlled gas produced from the Rodessa/Sligo Interval in the AMI for said month.  All payment obligations to Hanover or Gateway hereunder are entirely without recourse to Redwood, its partners, Affiliates, and their directors, officers, employees, and representatives.  Notwithstanding the foregoing, the Parties agree that nothing herein shall limit Hanover’s or Gateway’s recourse in cases of Redwood’s fraud or willful misconduct.  The Parties further agree that (i) any payments to be made by Redwood to either of the other Parties under Sections 3.4, 3.5, or 4.3 for reimbursement of costs associated with excess disposal or gathering line length or (ii) any costs and expenses to be borne by Redwood in connection with oxygen removal facilities under Section 4.2 of the Gas Purchase Agreement shall be general partnership obligations which are not subject to limited recourse provisions hereof.

5.4  Third Party Gas Treating.  During the term hereof, all deliveries by Gateway of Redwood’s owned or controlled gas in the MRF to Hanover for treating in the Treatment Plant will have priority over any gas deliveries made by any other party up to the total plant capacity.  Subject to applicable Laws and the orders of any applicable Governmental Authority, the Parties agree and acknowledge that Hanover shall not treat any Third Party gas produced from the Rodessa/Sligo Interval in the AMI.  Hanover may accept and treat non- Rodessa/Sligo Interval Third Party gas on an interruptible basis subject to availability of any unused plant capacity.  In the event that the total volumes of gas delivered by any Third Party and Redwood’s owned or controlled gas delivered to the Treatment Plant by Gateway exceed plant capacity, Gateway will have the right to utilize one hundred percent (100%) of the Treatment Plant capacity for such gas.  If, subject to the foregoing, Hanover treats Third Party gas in the Treatment Plant, and using reasonable criteria Redwood has satisfied itself that its Injection Well has sufficient reservoir capacity to handle the Acid Gas associated with the gas dedicated under the Gas Purchase Agreement, then Redwood shall accept in its Injection Well the Acid Gas associated with the Third Party gas, subject to any capacity restraints and to the negotiation of a disposal fee mutually agreeable to Redwood and the Third Party.  Redwood and Hanover will share the gross Third Party treating revenue (i.e. treating revenue before deducting direct and indirect costs associated with treating the Third Party gas volumes) related to treating the Third Party gas and the disposal fee paid by the Third Party to inject Acid Gas into Redwood’s Injection Well in the proportion of seventy-five percent (75%) to Redwood and twenty-five percent (25%) to Hanover; provided, however, if in any month the proceeds derived from Gateway’s sale of gas owned or controlled by Redwood and produced from the MRF are insufficient to reach the Floating or the Fixed Monthly Treating Fee, as such terms are defined in the Gas Purchase Agreement, then for any such month all (100%) of gross Third Party treating revenue and the associated disposal fee up to the amount of the shortfall in the Floating or the Fixed Monthly Treating Fee, as applicable, shall be paid to Hanover for the benefit of itself and Gateway.  For any month, once the Floating or the Fixed Monthly Treating Fee amount has been reached, the allocation of gross Third Party treating revenue and the associated disposal fee shall return to seventy-five percent (75%) to Redwood and twenty-five percent (25%) to Hanover.

5.5  Binding Covenant.  This Agreement and the dedication of gas owned or controlled by Redwood from the AMI in the Gas Purchase Agreement shall be a real covenant running with the land.  Any assignment by Redwood shall be made expressly subject to the terms and conditions of this Agreement.

5.6  Borehole Farmout.  With respect to payment of the Fixed Monthly Treating Fee (as defined in the Gas Purchase Agreement), Hanover shall look solely to the proceeds derived from the sale of the gas owned or controlled by Redwood produced from the Rodessa/Sligo Interval in the AMI in each month as the source of payment of the corresponding treating fees incurred in said month with respect to such gas.  If the proceeds derived from the sale of the gas owned or controlled by Redwood produced from the Rodessa/Sligo Interval in the AMI are not sufficient to pay the Fixed Monthly Treating Fee for (i) three (3) consecutive months, or (ii) any four (4) months in a six (6) month period, or (iii) if in any six (6) month period Hanover has received proceeds aggregating fifty percent (50%) or less of the Fixed Monthly Treating Fee and during any two (2) months of the next six (6) months receives less than the Fixed Monthly Treating Fee, Hanover may request that Redwood commence the drilling of an additional well to the Rodessa/Sligo Interval within one hundred twenty (120) days, subject to the approval of applicable Governmental Authority and rig availability.  If Redwood fails to respond to Hanover’s request within twenty (20) Business Days of receipt thereof, or refuses to drill such additional well, then Hanover may request, and Redwood promptly shall grant, a mutually acceptable borehole farmout for such additional well to Hanover at a legal location within the AMI.  If any party holds a deed of trust lien or other security interest over Redwood’s leasehold interest in the AMI, Redwood shall cause such party to subordinate its lien or security interest to Hanover’s interest under the borehole farmout.  Redwood shall serve as contract operator for Hanover and shall drill, or cause to be drilled, such additional well at Hanover’s sole cost and expense.  Redwood shall commence the drilling of an additional well to the Rodessa/Sligo Interval within one hundred twenty (120) days from the grant of the borehole farmout to Hanover, subject to the approval of applicable Governmental Authority and rig availability, and shall operate the well on behalf of Hanover.  Redwood shall drill, complete, equip, and operate, or plug and abandon, if appropriate, any such additional well as a reasonable prudent operator and in accordance with all Laws and Governmental Authority having jurisdiction.  On the first day of the month after the month that Hanover has received from the proceeds of gas produced from the additional well and sold by Redwood on behalf of Hanover pursuant to the Gas Purchase Agreement an amount equal to two hundred fifty percent (250%) of all of Hanover’s direct costs and expenses incurred in drilling and completing the additional well, and one hundred percent (100%) of all equipment and lease operating costs associated therewith, all of Hanover’s right, title, and interest in and to the additional well shall ipso facto revert and revest in Redwood.

ARTICLE VI.
Treatment Plant Electricity Matters; Amendment to Gas Purchase Agreement; Minimum Payment to Redwood

6.1  Treatment Plant Electricity Matters.  The Parties have determined that Hanover should purchase rather than generate electricity for a portion of the Treatment Plant’s power requirements in order to secure the benefit of additional MMBtus Delivered (as such term is used in the Gas Purchase Agreement).  Accordingly, Hanover shall use its reasonable commercial efforts to acquire electricity at the lowest available rate from unaffiliated Third Party suppliers.  Hanover must obtain the prior written approval of Redwood for any power purchase transaction with any affiliated or related entity.  Hanover further shall use its reasonable commercial efforts to provide for adequate electrical service to the Treatment Plant in a timely manner so as not to impede or delay the commencement of commercial operations of the Treatment Plant.  In order to secure the benefit of additional MMBtus Delivered, the Parties agree that, in addition to the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee (as such terms are used in the Gas Purchase Agreement), as applicable, Hanover shall be entitled to receive from the proceeds attributable to the sale of MMBtus Delivered on a monthly basis, the following payments (the “Electricity Cost Reimbursement”):

Monthly Resale Price (as such term is used in the Gas Purchase Agreement) :	Electricity Cost Reimbursement

Equal to or Less than $2.50	None
$2.51 to $2.60	the lesser of the actual invoice for purchased electricity or $12,500
$2.61 to $2.75	the lesser of the actual invoice for purchased electricity or $25,000
$2.76 to $3.00	the lesser of the actual invoice for purchased electricity or $50,000
$3.01 to $3.25	the lesser of the actual invoice for purchased electricity or $70,000
$3.26 to $3.50	the lesser of the actual invoice for purchased electricity or $85,000
Equal to or greater than $3.51	the lesser of the actual invoice for purchased electricity or $94,000

Hanover shall receive its payments of the Electricity Cost Reimbursement from the Escrowed Funds in accordance with that Escrow Agreement.  The Parties further agree that the Electricity Cost Reimbursement is a limited recourse obligation of the type described in Section 5.3 above, and Hanover shall look solely to the MMBtus Delivered each month as the source of payment of the corresponding Electricity Cost Reimbursement incurred in said month.

6.2  Amendment to Gas Purchase Agreement.  The Gas Purchase Agreement between Redwood and Gateway and dated as of June 15, 2001 is hereby amended as follows:

(a)  The $540,000 per month Fixed Monthly Treating Fee set forth in Section 7.2(c)(iii) is hereby changed to $615,000 per month.

(b)  Section 7.2(d) of the Gas Purchase Agreement is hereby deleted in its entirety and the following substituted therefore:

(d)           Floating Monthly Treating Fee –

(i)  If the Resale Price for the month is four dollars ($4.00) per MMBtu or less, then the Floating Monthly Treating Fee will be equal to the Fixed Monthly Treating Fee.

(ii)  If the Resale Price for the month is more than four dollars ($4.00) per MMBtu, then the Floating Monthly Treating Fee will be the sum of (x) and (y):

(x)       Fixed Monthly Treating Fee; and

(y)      An amount equal to thirty percent (30%) of the Resale Price in excess of four dollars ($4.00) per MMBtu multiplied by the MMBtus Delivered during the month.

With regard to the Floating Monthly Treating Fee, if (i) Redwood commences drilling the Injection Well by October 15, 2002 and the Treatment Plant is installed and operational on or before one hundred eighty (180) days after the receipt by Buyer of a successful Injection Well disposal test and Buyer’s, or its designee’s, pipelines are ready to receive Seller’s gas at the Point of Delivery and transport the treated gas, or (ii) if Redwood fails to commence drilling the Injection Well by October 15, 2002 but the Treatment Plant is installed and operational on or before two hundred forty (240) days after the receipt by Buyer of a successful Injection Well disposal test and Buyer’s, or its designee’s, pipelines are ready to receive Seller’s gas at the Point of Delivery and transport the treated gas, then a price of three dollars and seventy-five cents ($3.75) per MMBtu will be substituted for four dollars ($4.00) per MMBtu wherever the latter price appears, except in the next sentence.  The Parties agree that if in any month the Resale

Price exceeds four dollars ($4.00) per MMBtu, then the Resale Price-based component of the Floating Monthly Treating Fee (i.e. an amount equal to thirty percent (30%) of the Resale Price in excess of four dollars ($4.00) per MMBtu multiplied by the MMBtus Delivered during the month) shall be subject to and bear its share of the landowner and overriding royalties which are recorded in the Official Records of Madison County, Texas and in effect as of the date hereof (which burdens shall not exceed in the aggregate twenty-seven percent (27%) across any applicable unit) with same remitted monthly to the appropriate royalty owners through Redwood.

With respect only to the first month of gas deliveries hereunder, if the date of the initial gas deliveries at the Point of Delivery under this Agreement is after the first day of the month, the Fixed or Floating Monthly Treating Fee, as applicable, shall be adjusted downward by multiplying the actual Fee by a fraction, the numerator of which is the number of days remaining in said month, and the denominator of which is the total number of days in said month.

6.3  Monthly Minimum Payment to Redwood. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, the Parties hereto agree and acknowledge that if in any month Redwood would receive a payment for the sale of gas owned or controlled by Redwood within the AMI to Gateway (calculated on the basis of Wellhead Revenue, as such term is used in the Gas Purchase Agreement, less the Electricity Cost Reimbursement) of less than Thirty Thousand Dollars ($30,000.00) (the “Minimum Payment”), the Electricity Cost Reimbursement shall be reduced by such amount as is required to provide Redwood with the Minimum Payment.  If reducing the Electricity Cost Reimbursement to zero for the month does not allow Redwood to receive the Minimum Payment, then the Fixed Monthly Treating Fee or Floating Monthly Treating Fee (as such terms are used in the Gas Purchase Agreement), as applicable, shall be reduced by such amount as is required to provide Redwood with the Minimum Payment.  The Minimum Payment shall be paid from the Escrowed Funds in accordance with the Escrow Agreement prior to the payment of the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee, as applicable.  The Minimum Payment shall be proportionately reduced for any month that the total volume of gas attributable to Seller’s Gas Reserves (as such term is used in the Gas Purchase Agreement) and delivered to the Treatment Plant is less than the number of days in the month multiplied by 18,000 Mcf in accordance with the following formula:

The Minimum Payment set forth above multiplied by a fraction the numerator of which is the actual deliveries of gas (in Mcf) at the Point of Delivery (as defined in the Gas Purchase Agreement) during the month and the denominator of which is the number of days in the month multiplied by 18,000 Mcf.

The amount by which the Electricity Cost Reimbursement and the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee, as applicable, is reduced in order to remit to Redwood the Minimum Payment shall be added to the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee, as applicable, for the ensuing month, and, if not paid in such month, carried forward on a month-to-month basis until paid (the “Make-up Amount”).  The Parties agree that the aggregate Make-up Amount shall not exceed One Hundred Fifty Thousand Dollars ($150,000.00) (the “Ceiling Cap”), but as such amount is carried forward and subsequently reduced below the Ceiling Cap, the difference between One Hundred Fifty Thousand Dollars

($150,000.00) and the outstanding Make-up Amount shall be available for future Minimum Payments.  The Parties recognize that certain adjustments to the Ceiling Cap may be required from time to time, and they agree to negotiate in good faith to resolve such issues in a timely manner.

ARTICLE VII.

Representations and Warranties

Each Party represents and warrants to the other Parties that as of the date hereof:

7.1  Organization and Good Standing.  Such Party is duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite corporate or partnership power and authority to own and develop its interests and assets in or related to the MRF.  Such Party is duly qualified to do business in Texas and is in good standing in the State of Texas and, if applicable, in the other jurisdictions in which it transacts business.

7.2  Company Authority; Authorization of Agreement.  Such Party has all requisite corporate or partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party, and to perform all of its obligations under this Agreement and the Ancillary Agreements to which it is a party.  To the extent it is a party hereto, this Agreement and the Ancillary Agreements constitute the valid and binding obligations of such Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

7.3  No Violations.  Such Party’s execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not:

(a)  conflict with or require the consent of any Person under any of the terms, conditions or provisions of the charter, certificate of formation or other organizational document of such Party;

(b)  conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which such Party is a party or by which such Party is bound except, where such conflict, breach or default would not materially affect such Party’s ability to consummate the transactions contemplated hereby and thereby (other than the Deeds of Trust referenced in Section 15.1 of the Gas Purchase Agreement); or (ii) any order, judgment or decree of any Governmental Authority; or

(c)  result in the creation or imposition of any lien or encumbrance on any assets of such Party in the MRF.

7.4  Third Party Claims, Disputes and Litigation.  There are no Third Party Claims, disputes or litigation pending or, to such Party’s knowledge, threatened against such Party that would prevent the consummation of the transaction contemplated by this Agreement or the Ancillary Agreements.

7.5  Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Party’s knowledge, threatened against such Party.

7.6  Foreign Person.  Such Party is not a “foreign person” within the meaning of Section 1445 of the Code.

7.7  Brokers, Agents and Finders.  No Person claiming by, through or under such Party is entitled to any broker’s, finder’s or similar fee by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.

7.8  Investments.  Prior to entering into this Agreement, such Party was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Ancillary Agreements, the interests and assets to which it may become entitled hereunder, and the value thereof.  Such Party is and will be acquiring such interests and assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Laws.

ARTICLE VIII.

Choice of Law and Alternate Dispute Resolution

8.1  Choice of Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to conflicts of laws principles that would apply the laws of another jurisdiction.

8.2  Alternate Dispute Resolution

(a)  Good Faith Efforts.  The Parties wish to avoid disputes relating to or arising out of this Agreement.  In the event of any dispute or perceived problems, each Party pledges itself to give notice to the other Party and to seek first an amicable resolution without regard to mediation or arbitration.  Except as otherwise provided in this Agreement, a Party shall be given thirty (30) days from the date of such notice to correct its performance under this Agreement.

(b)  Mediation.  In the event the Parties cannot reach an amicable resolution to a dispute or perceived problem, the Parties shall within fifteen (15) days after the end of the thirty (30)-day period set forth in (a) agree upon a mediator and shall, within the next fifteen (15) days attempt to mediate a solution.

(c)  Arbitration.  In the event mediation does not resolve the matter, any action, dispute, Claim or controversy of any kind between the Parties arising under, related to, in connection with or pertaining to this Agreement (a “Dispute”) will be resolved by binding arbitration in accordance with the terms hereof.  Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.  Any arbitration will be administered by the American Arbitration Association (the “AAA”) and in accordance with the terms of this Section 8.2 and the Commercial Arbitration Rules of the AAA, including the Optional Rules for Emergency Measures of Protection, as supplemented to the extent necessary by the Federal Arbitration Act (Title 9 of the United States Code).  If there is any inconsistency between this Section 8.2 and the Commercial Arbitration Rules, or the Federal Arbitration Act, the terms of this Section 8.2 will control the rights and obligations of the Parties.  Any arbitration will be conducted by three (3) arbitrators. If there is another arbitrable Dispute among the Parties pursuant to any agreement between them that involves the same facts and Parties as the facts and parties with respect to which an arbitration has been initiated pursuant to this Agreement, such dispute and any arbitration initiated in connection therewith shall be consolidated with the arbitration initiated pursuant to this Agreement.  No other arbitration shall be consolidated with any arbitration initiated pursuant to this Agreement without the agreement of the Parties or parties thereto.  Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations.  Arbitration may be initiated by any Party (“Claimant”) serving written notice on the Party or Parties with whom such Dispute exists, respectively (“Respondent” or “Respondents”) that Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed.  Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed.  If Respondent fails for any reason to name an arbitrator within the thirty (30) day period, Claimant will name the arbitrator for Respondent’s account. The two (2) arbitrators so chosen shall select a third arbitrator (who must have not less than seven years experience as an oil and gas lawyer) within thirty (30) days after the second arbitrator has been appointed.  If the two (2) arbitrators are unable to agree on a third arbitrator within sixty (60) days from initiation of arbitration, then a third arbitrator shall be selected by the AAA office in Houston, Texas, with due regard given to the selection criteria above and input from the Parties and other arbitrators.  The AAA shall select the third arbitrator not later than ninety (90) days from initiation of arbitration. In the event AAA should fail to select the third arbitrator within ninety (90) days from initiation of arbitration, then either Party may petition the Chief United States District Judge for the Southern District of Texas to select the third arbitrator.  Due regard shall be given to the selection criteria above and input from the Parties and other arbitrators.  Each Party shall pay the compensation and expenses of the arbitrator named by or for it (or its proportionate share if more than one Party is aligned in the arbitration as a Claimant or Respondent), and the Parties comprising the Claimant and the Respondent will each pay one-half of the compensation and expenses of the third arbitrator.  All arbitrators must be neutral parties who have never been officers, directors, or employees of the Parties or any of their Affiliates.  Unless expressly provided otherwise in this Agreement, the two (2) arbitrators named by the Parties must have not less than seven (7) years experience in the oil and gas industry, and must have a formal education or training in the area of dispute (e.g., accounting for an accounting dispute, etc.).  The hearing will be conducted in Houston, Texas and commence within thirty (30) days after the selection of the third arbitrator.  The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.  Any arbitration proceeding hereunder will be conducted in Houston, Texas and will be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA.  All statutes of limitations and defenses based upon passage of time applicable to any Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending.  The arbitrators will be empowered to award sanctions and to take such other actions as they deem necessary, to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law; provided, however, that no award by the arbitrators will assess consequential, punitive, exemplary, or special damages or losses (including, without limitation, loss of profit or business interruption), but may assess costs and expenses in a manner deemed equitable.  The arbitrators will make specific written findings of fact and conclusions of law.  The decision of the arbitrators will be final and binding on each Party.  Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction.

ARTICLE IX.

Miscellaneous

9.1  Force Majeure

In the event of any Party hereto being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that on such Party giving notice and full particulars of such Force Majeure in writing or by facsimile to the other Parties as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, as far as they are affected by such Force Majeure, shall be suspended from the commencement of and during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

The term “Force Majeure,” as used herein, shall mean an act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion and any other causes whether of the kind enumerated or otherwise not reasonably within the control of the Party claiming the suspension and which by the exercise of reasonable diligence such Party is unable to prevent or overcome.  Force Majeure shall include the inability to acquire or delays in acquiring rights-of-way grants, permits, or licenses at reasonable costs, and shall specifically include governmental delays in issuing permits required for the installation of the Treatment Plant if Hanover has filed all necessary applications for permits not later than September 30, 2001.  Force Majeure shall also include governmental delays in issuing permits required for the re-entry of the Ruby Magness Well No. 1 and for the Injection Well.  Notwithstanding the foregoing, this Agreement shall terminate on June 29, 2003 if any Party fails to obtain, in the exercise of reasonable diligence, any required permit for the Treatment Plant, the re-entry of the Ruby Magness Well No. I, or the Injection Well.

9.2  Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by:  (a) U.S. mail with all postage and other charges fully prepaid, (b) hand delivery or (c) facsimile transmission.  A notice will be deemed effective on the date on which such notice is received by the addressee, if by mail or hand delivery, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt); provided, however, if such date is not a Business Day, the date of receipt will be on the next date that is a Business Day.  Each Party may change its address by notifying the other Parties in writing of such address change.

If to Redwood:	Redwood Energy Production, L.P.
One Maritime Plaza, Suite 400
San Francisco, CA 94111
Attn: Mr. Stuart J. Doshi
Telephone (415) 398-8186
Facsimile: (415) 398-9227

If to Gateway:	Gateway Processing Company
500 Dallas Street, Suite 2615
Houston, TX 77002
Attn: Mr. Michael Fadden
Telephone (713) 336-0844
Facsimile: (713) 336-0855

If to Hanover:	Hanover Compression Limited Partnership
12001 North Houston Rosslyn Road
Houston, TX 77086
Attn: Mr. Calvin D. Cahill, Vice President
Telephone (281) 447-8787
Facsimile: (281) 447-8781

9.3  Amendments and Severability.  No amendments or other modifications to this Agreement will be effective or binding on any of the Parties unless the same are in writing, are designated as an amendment or modification, expressly reference this Agreement, and are signed by each such Party.  The invalidity of any one or more provisions of this Agreement will not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement will be construed as if the invalid provision had not been included herein.  Any of the Ancillary Agreements may be amended by the Parties thereto without the consent of any Party to this Agreement who is not a party to the particular Ancillary Agreement being amended; provided, however, that if any such amendment materially changes or impairs any rights or alters or increases any payment or perfomance obligations described in this Agreement or in the particular Ancillary Agreement for the Party who is not a party to the amended Ancillary Agreement, the written consent of such affected Party to such amendment shall be required.

9.4  Successors and Assigns.  This Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Parties, which consent shall not be unreasonably withheld; provided, however, without the consent of the other Parties, any Party may assign this Agreement to a lender for collateral security purposes.  The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.5  No Partnership Created.  It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.  If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, and if the Parties have not otherwise agreed to form a tax partnership, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder.  Any Party is authorized and directed to execute on behalf of each Party such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761.  Should there be any requirement that each Party give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election.  No such Party shall give any notices or take any other action inconsistent with the election made hereby.  If any present or future income tax laws of the state in which the MRF is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party shall make such election as may be permitted or required by such laws.  In making the foregoing election, each such Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.

9.6  Waiver of Certain Remedies.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive or be liable to any other Party for (and each Party hereby waives) any consequential, special, indirect, or punitive damages arising out of this Agreement or the transactions contemplated hereby, irrespective of whether alleged to be by way of indemnity (other than indemnity for Third Party claims) as a result of breach of any provision of this Agreement, tort (including negligence and strict liability), or otherwise, including, without limitation, any loss of profits, loss of income, loss of use, loss of revenue, loss of contracts, loss of fuel, REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY, CONTRIBUTED TO BY, OR ARISE OUT OF, THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE) OR STRICT LIABILITY OF THE OTHER PARTIES.

9.7  No Third Party Beneficiaries.  Nothing contained in this Agreement will entitle anyone other than the Parties or their successors and permitted assigns to any Claim, cause of action, remedy or right of any kind whatsoever.

9.8  Construction.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT.  BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

9.9  Conflict in Agreements.  If any conflict exists between this Agreement and any Ancillary Agreement, then (as between the Parties) the provisions of this Agreement shall control.

9.10       Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all which when taken together shall constitute one and the same agreement.

9.11       Entire Agreement.  This Agreement and the Exhibits attached hereto, which are incorporated herein by reference, supersede all prior and contemporaneous negotiations, understandings, memoranda of understanding and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.

9.12       Headings.  The headings contained herein are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

9.13       DTPA Waiver.  After consultation with their respective attorneys, and to the extent permitted by applicable law, each Party waives its respective rights under the Deceptive Trade Practices—Consumer Protection Act, Section 17.41 et seq., Texas Business and Commerce Code.

9.14       Audit.  Within twelve (12) months from the date of any payment from Redwood to Hanover or Gateway under Sections 3.4, 3.5, or 4.3, Redwood or Hanover may conduct an audit of the books and records relating to the disposal or gathering pipeline, as applicable.  The audit shall be conducted at the offices of Hanover or Gateway, as applicable, during usual business hours.  The audited Party shall cooperate with Redwood or Hanover, as applicable, and its representatives during any audit, including, if requested by Redwood or Hanover, as applicable, providing access to necessary personnel.  Within ten (10) Business Days of the completion of the audit, Redwood or Hanover, as applicable, shall furnish the audited Party with any audit exceptions.  The Parties shall thereafter attempt to resolve any audit exceptions in a prompt and amicable manner; provided, however, if the Parties cannot reach agreement, either Party may initiate the Alternate Dispute Resolution procedures of Section 8.2.

9.15       No Reliance.  Each Party acknowledges that it has relied only upon its own independent investigation and analysis of the MRF and, except as expressly set forth in this Agreement, is not acting in reliance upon the representations or warranties of any other Party with respect to any of the matters covered hereby.

9.16       Acid Gas Indemnification.  Hanover shall DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Gateway and Redwood and their respective officers, directors, employees, agents, and representatives, from and against all Claims, including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with Acid Gas prior to its delivery at the boundary of the Plant Location into Gateway’s Acid Gas disposal line, including, without limitation, any Claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Gateway or Redwood, or their respective officers, directors, employees, agents, and representatives.

Gateway shall DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Hanover and Redwood and their respective officers, directors, employees, agents, and representatives, from and against all Claims, including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with Acid Gas delivered hereunder from the boundary of the Plant Location up to the outlet flange of the Acid Gas disposal line at the Injection Well, including, without limitation, any Claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Hanover or Redwood, or their respective officers, directors, employees, agents, and representatives.

Redwood shall DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Gateway and Hanover and their respective officers, directors, employees, agents, and representatives, from and against all Claims, including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with Acid Gas delivered hereunder from and after the outlet flange of the Acid Gas disposal line at the Injection Well, including, without limitation, any Claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Hanover or Gateway, or their respective officers, directors, employees, agents, and representatives.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by its respective officers, thereunto duly authorized, in multiple originals, all as of the day and year first above written.

SCHEDULES

Schedule I—Initial Well Report

Schedule II—Acid Gas Disposal Permit

Schedule III—Throughput Fee Agreement

REDWOOD ENERGY PRODUCTION, L.P.

By:	Redwood Energy Company, its General Partner

By:
Name:
Title:

GATEWAY PROCESSING COMPANY

By:
Name:
Title:

HANOVER COMPRESSION LIMITED PARTNERSHIP

By:
Name:
Title: